UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.      )

Filed by the Registrant ☐                            Filed by a Party other than the Registrant ☒

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☒	Definitive Additional Materials

☐	Soliciting Material Pursuant to §240.14a-12

FNB Corporation

(Name of Registrant as Specified In Its Charter)

FNB Corporation Shareholders Committee

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1)	Title of each class of securities to which transaction applies:

(2)	Aggregate number of securities to which transaction applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4)	Proposed maximum aggregate value of transaction:

(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)	Amount Previously Paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

The FNB Corporation Shareholders Committee mailed the following information to FNB security holders on January 3, 2008:

FNB CORPORATION SHAREHOLDERS COMMITTEE

P. O. Box 6022

Christiansburg, VA 24068

(540) 382-3130

January 3, 2008

Dear Fellow FNB Shareholder:

You can expect to receive from FNB Corporation and Virginia Financial Group in a few days their joint proxy statement and proxy form seeking shareholder approval of the proposed merger of FNB into VFG. A few days after you have received the Company’s package, you will receive a proxy statement and proxy form from the FNB Corporation Shareholders Committee urging that you not vote in favor of the proposed merger.

Attached to this letter are letters from Kendall Clay and Shirley Martin, two members of the Shareholders Committee, an article from the Blue Ridge Business Journal and some relevant quotes relating to the proposed merger. We also call to your attention the Committee’s new website and ask that you visit it at www.FNBCORPORATIONSHAREHOLDERSCOMMITTEE.com. On the website you will find links to our prior mailings and other relevant material.

We urge you to review and carefully consider all of the information being furnished to you by both sides in this proxy contest before completing and sending in a proxy form. We urge you to send in the GREEN proxy form provided by the Shareholders Committee and vote AGAINST the proposed merger.

With our best wishes for a happy and prosperous New Year.

Sincerely yours,

FNB CORPORATION SHAREHOLDERS COMMITTEE

FNB CORPORATION SHAREHOLDERS COMMITTEE

P. O. Box 6022

Christiansburg, VA 24068

(540) 382-3130

January 3, 2008

Dear Fellow FNB Shareholder:

On behalf of the FNB Corporation Shareholders Committee (“Committee”), I express our appreciation to each person who has assisted in the effort to defeat the proposed merger with Virginia Financial Group (“VFG”). It is our belief that the management proposal sacrifices First National Bank – a trophy franchise with a 100 year history – to benefit a few who have not earned by longevity or performance the right to claim a benefit. Our objective is to restore First National Bank to its former position as a high performing bank and to restore customer confidence. Your vote against management’s proposal will reaffirm our shared belief that First National Bank has earned the right to continue to serve our customers and shareholders.

Our effort was started by a group of 10 Committee members with a common belief that management’s sale proposal was fatally flawed and with a common goal of organizing support to defeat the sale of our bank. Although we were labeled “a small group of dissidents,” our support has grown. There have been upwards of 100 individuals who own over 1.5 million shares who have contacted us about developing a strategy and making plans to rebuild First National Bank after we defeat the proposed sale. By contrast, the proponents who voted to sell the bank own only 273,324 shares - they have relatively little stake in the outcome.

As this proxy contest concludes, it is important to review the principles that make rejection of the management’s proposal the only responsible choice.

FNB is not under any compulsion to enter into any transaction

Any informed analysis must start with our belief that there is no need for this transaction or for any other sale. Although FNB’s financial performance has declined in recent years under current management, there is no compelling reason to sell the bank. If FNB were under pressure because of declining markets or poor performance which conditions could not be reversed by a change of management, a sale arguably would be justified. However, under current conditions where the financial performance of the bank is weak and the market price of the bank stock is depressed, FNB is an attractive target. Management could not have chosen a worse time to sell the bank.

First National Bank is in strong markets, and we believe its performance can be restored by appropriate changes in management. We believe that the decline in performance in recent years is not the result of the markets – it is the result of the lack of capable leadership. It is our opinion that the proposed sale is the result of the Board’s unwillingness to take the necessary steps to correct the lack of management performance and instead to take the path of least resistance.

Mark Muth, an analyst for First Horizon National Corp.’s FTN Midwest Securities Corp., is quoted in an American Banker article published July 30, 2007, entitled “CEO: Va. Deal a Springboard for Expansion,” as stating, “FNB has a reputation of having arguably the best deposit franchise in the state. And when you have a great deposit franchise, you can be an extremely profitable franchise whether or not you’re growing at some blistering rate that you see up in Northern Virginia.”

Gray Medlin, managing director of the Raleigh office of the Carson Medlin Company, is quoted in an American Banker article published October 12, 2007, as follows, “FNB is a premium franchise. It’s almost 30 offices, $1.5 billion dollars and 100 years old. That’s a trophy franchise and trophy franchises don’t come along very often. The owners deserve a high premium for the company.”

In the Blue Ridge Business Journal article dated November 19, 2007, entitled, “Who’s Listening to the Shareholder?,” Ray Smoot, who has been offered the position of chairman of the bank board, is quoted as believing that “… [T]he real appreciation will come when the bank gets bought out.” An admission that a sale of the yet unnamed bank is contemplated certainly would impair any chance of success of a newly combined bank. An admission that a second sale is already being considered almost precludes successful entry into new markets. That admission does, however, demonstrate the accuracy of our position that the entire process of formation, successful operation and enhancing shareholder value of a banking entity is poorly understood by the proponents.

Davenport & Company was hired by FNB Corporation as a consultant to evaluate strategic alternatives available to the company. In its report dated February 22, 2007, Davenport concluded, among other things, that potential sellers with excellent returns and growth prospects may create more value for shareholders over time as an independent entity.

The Bonomo Analysis

Vittorio Bonomo, Ph.D, is a professor of finance at Virginia Tech specializing in banking. In the same Blue Ridge Business Journal article, Dr. Bonomo commented on his analysis based on his employment by the Committee. As quoted or stated in the Blue Ridge Business Journal article, Dr. Bonomo concludes:

1. The proposed transaction is “a transfer of control over all current resources and operations of FNB to a combined entity to be controlled by the current management of VFG.”

2. “You don’t want to give up control. It’s a big mistake. Control is being sold to a group designated by VGF. You can’t call it any other way.”

3. Stock prices indicate a lack of investment confidence in VFG. “VFG’s management is rated lower, according to respected public ratings.” Therefore, VFG’s stock is deemed more risky.

4. Add to that the risk of banking in unfamiliar territory. “To me that’s a recipe for disaster.”

In his report to the Committee, Professor Bonomo concluded that his analysis clearly demonstrates that there is a substantial deficiency in what would be reasonably considered adequate compensation to the shareholders.

Who benefits from the sale?

Management has attempted to convince shareholders that the proposed sale has broad support of the directors and is beneficial to the shareholders, the employees and the community.*

In reality the persons who benefit from this transaction are not the employees, not the shareholders, and, most certainly not the community. The persons who benefit are (1) the FNB CEO who has entered into a two year employment agreement (and non-compete provision) with a guaranteed compensation package of approximately $850,000 without regard to whether the combined entity succeeds or fails. Other than responsibilities related to managing the integration of FNB and VFG, he has no assigned responsibilities for the on-going operation of the bank, and, in addition, may be eligible for incentive based compensation of at least 35% of his guaranteed compensation and automatic renewals of his employment agreement;** (2) the chairman of the bank board of the still unnamed bank has been promised compensation which management has declined to disclose; and (3) 24 corporate directors and 24 bank directors who each anticipate increased compensation because of claimed increased responsibilities.

How can a Board of Directors in exercise of its fiduciary duty to shareholders present this proposal to you for approval? Again, Virginia Tech’s Dr. Bonomo probably states it best in the Blue Ridge Business Journal article, “What you do is offer a couple of key people in the bank you want to take over really plum jobs, don’t give them anything to do and get them to go out and say what a great deal it is for our shareholders to go with this organization.”

The proponents of the sale have failed to prove that you, as a shareholder, benefit from this sale. The overwhelming evidence supports the position of the Committee that the sale is detrimental to the shareholder, to the employees and to our communities. Management and board members benefit, not because of longevity or performance benchmarks, but because of the personal benefit each would receive if the shareholders approve the sale.

The Davenport Analysis

In its report dated February 22, 2007, Davenport reported to the Board of Directors that FNB was under no compulsion to enter into any strategic transaction. At that time, Davenport did not recommend any sale or merger. Davenport was subsequently hired on an agreement negotiated by the Chairman of the Board of FNB Corporation and the CEO which would pay Davenport a fee for a fairness opinion only if a sale transaction was completed. It was no

*	Management has attempted to persuade you that the vote by directors was 21 for and 4 against the merger. However, an accurate statement of fact is that the Board of Directors of FNB Corporation, which is the only Board that has legal authority or responsibility for any vote on this transaction, voted 9 to 3 for the proposal. The subsequent vote by the bank board was only a tactic to create the perception that the proposal had broader support. This position is clearly misleading, and is made worse by the fact that to get to the claimed vote of 21, Mr. Heath and Mr. Smoot each voted twice – once on each Board!

**	see Virginia Financial Group’s Form S-4 Registration Statement, Amendment #3, pp. 62-63.

surprise that Davenport then expressed the opinion that “A successful MOE [merger of equals] offers the ability to immediately and substantially enhance shareholder value.”

In performing their due diligence prior to entering into any agreement with Davenport, management and the FNB Chairman failed to discover or, if they did discover, failed to disclose to the Board, that Davenport had a conflict of interest. According to the VFG website, Davenport, at the time it issued the fairness opinion to the Board, held 58,280 shares of VFG stock. It is our belief that the company should have disclosed this matter to the directors and shareholders despite the opinion of the company that such holdings are immaterial. We believe this is a clear conflict of interest which precludes Davenport from providing an objective opinion. Failure of the FNB CEO and Chairman of the Board to perform due diligence or to report to the Board adverse findings relating to stock ownership further demonstrates the lack of a well-reasoned process in the development of management’s proposal. In our opinion, these failures are indefensible.

Conclusion

Your vote against the proposed transaction with VFG is the first step in the process of the restoration of First National Bank. We will be asking for your continued support in replacing members of the Board of Directors, replacing management, as necessary, and rebuilding both loans and deposits within the bank. You are a vital part of this ongoing effort and we appreciate your commitment and support.

Sincerely,

Kendall O. Clay Director, FNB Corporation Member, FNB Corporation Shareholders Committee

FNB Corporation Shareholders Committee

P. O. Box 6022

Christiansburg, VA 24068

December 7, 2007

Dear Friends of FNB Corporation,

As a career-long employee of First National Bank and Chair of the FNB Corporation Shareholders Committee (the “Committee”), many employees have confronted me about the proposed transaction with Virginia Financial Group.

Many employees of First National Bank have indicated to me that although they believe that showing support for management’s proposal to sell the bank is essential because of their employment, they really believe that a rejection of the proposal is in the best interest of the shareholders, employees and the community. From what I have heard from FNB employees, this appears to be a growing sentiment and we welcome your support. Your assistance in defeating this proposal will assure the survivability of First National Bank and will be instrumental in restoring the community image of FNB Corporation.

You should be aware that the proxy statements of both the Corporation and the Shareholders Committee contain statements that the ESOP held shares of FNB will be voted by the trustee based on the instruction of the beneficial owners and that those instructions will be held confidential by the trustee.

If we are successful in our efforts to defeat the proposed transaction, the Shareholders Committee will then take steps to reduce the stress which you have experienced in the work place since management announced its proposal. We believe that it is important to communicate to you some of the positive steps which will be taken to accomplish this objective.

The Committee will propose to the Board of Directors the selection of a CEO from the long-term FNB employees qualified for this position. Our promise to you is that we will support the hiring of a new CEO committed to restoring the former FNB-style of community banking.

Second, we believe that the current bonus structure whereby the lion’s share of any available bonuses is paid to the highly paid with little left for distribution to the employees who work every day to make FNB Corporation profitable should be changed. The Committee will present to the Board of Directors a strategy by which most bonuses will be paid to the employees who are the face and soul of First National Bank. Little, if any, of available bonuses would be paid to top management until profits are restored and the return on equity (“ROE”) reaches 12.0 or higher.

Third, we are all painfully aware of the fact that our profitability has eroded even further during this critical time period. As reported in the Roanoke Times on November 6, 2007, the shareholders return on average equity decreased to 7.3% last quarter from 11.25% for the three months ended September 30, 2006. Management and the Board of Directors share in the responsibility for this decline in profitability of the Company. The Shareholders Committee will propose to the Board of Directors that until profits are restored and the ROE reaches 12.0 or higher for two consecutive quarters that no fees or stock grants or compensation of any kind be paid to any Board member.

We have already provided information regarding other strategies which we will insist upon to restore the ROE to higher levels. With improved financial performance, the Company does not need this sale and will not need any future sale. A comparison of performance under prior management and the decline under current management supports our position that we do not need to sell the Company but must change management. It is ironic that the management that has let the Company’s performance decline is now asking you to trust them in their claim that the sale of the Company is in your best interest and the best interest of shareholders.

At this point we want to assure you that we are watching the performance of FNB, are aware of its financial decline and, upon rejection of management’s proposal, will move immediately to implement strategies to restore the economic health of the Company. We also want to take this opportunity to announce to you the opening of our website (www.FNBCORPORATIONSHAREHOLDERSCOMMITTEE.com) where you will be able to obtain additional information in supporting our efforts to defeat the proposed sale and restore the Company to economic health.

Sincerely,

Shirley Martin, Chair

COVER STORY

Who's listening to the shareholder?

Proxies are an important tool in corporate governance, giving shareholders the power to change the way a company is being managed or directed. The curious proxy war being waged over the proposed merger of equals (MOE) between VFG and FNB in Christiansburg is a case in point

By Michelle B. Long

Dan Smith

FNB's Gregg Feldmann and Bill Heath: 'VFG will be the acquirer and we will be the acquired. At the end of the day, FNB shareholders will own 52 percent of the transaction. And the day after, we're all one company'

Imagine being a shareholder of a community bank. A typical investor is interested in owning a bank that will better the community in which he or she lives as well as increase personal wealth. A significant shareholder is directly affected by the bank's performance and may take an active role in the bank's management and direction.

As a member of the board, you are concerned about building market share, operations and managerial efficiency, as well as stock price, among other things. Capturing nearly half of the deposits in the county puts the bank in a top-performing category. You take pride in the bank's stellar reputation. As the bank grows, so does the local economy. The bank's give-and-take through loans and deposits drives the surrounding community, providing employment in the area among other things.

As a customer, you are a depositor (lender) and a borrower. You may own a growing business that has customers who borrow money to buy your products. Your neighbors have mortgages with the bank to build better or improve existing homes. That increases property values.

The local economy is booming, attracting more people, more businesses and more banks. The infrastructure improves. The standard of living for the entire community is enhanced. And because the bank is a community bank, it is legally obligated by Virginia community banking laws to continue that role in enhancing the community.

Imagine that bank is 100-year-old First National Bank Corporation with 27 branches throughout Montgomery County, Roanoke County, Salem and Bedford. Headquartered in Christiansburg, it holds 46 percent of the county's deposit market share, houses $177 million in equity capital, and has 7.4 million shares of stock outstanding.

One side

Now, imagine you are Shirley Martin, a longtime resident of Montgomery County. Your family lives there. Having worked at FNB for over 40 years, you have become a member of the board of directors and are now a major shareholder. So much so that a $15 difference in the value per share is equivalent to a million and a half dollars. Imagine there are other similar shareholders.

Carl McNeil was the youngest member of the bank's board of directors when he began 37 years ago and is now the oldest member. Directors have come and gone, and the widows of those deceased members are all against merging, he says, citing a myriad of reasons he's voting against the merger. Among them, the fact that the bank already has a strong brand image, due in part to the $3 million the bank invested in branding recently.

Old-fashioned in a concern for the surrounding community and for preserving a carefully manicured century-old hometown bank, McNeil is not a fan of the bigger is always better mantra, at least when it comes to big banks, big loans and big write-offs. "Some of those numbers get pretty big," he says. Not to mention new management's plans for expanding the number of banks along

See LISTEN, Page 9

—Virginia Tech's Vittorio Bonomo

BLUE RIDGE BUSINESS JOURNAL - NOVEMBER 19, 2007
8

COVER STORY

Listen

From Page 8

the eastern part of the state where the markets are unfamiliar and hence much riskier.

McNeil says he's worried about the folks who've been working at FNB for 30 years or more. Capital gains for McNeil don't come in the form of a stock swap.

It comes in seeing the bank that he's nurtured for nearly four decades not disappear, which he believes is what would happen, if his side loses the proxy fight and the merger goes through. There will be at least $9 million more invested for the branding of the new bank, nameless at this point.

Imagine you were one of the three out of seven FNB corporate board members who voted against the merger.

Opportunities

Let's say the bank is underperforming and like most bank stocks, its stock price has gone down. Management decides to explore opportunities for growth. Consultants are hired to make recommendations. Among the options is to merge with another bank. Soon the corporate board strikes up a deal with a community bank in the state similar to FNB.

Although first announced in news reports as a "sale," where Virginia Financial Group (VFG) a bank holding company headquartered in Culpeper would acquire FNB Corporation (FNBP), management presents the deal as a merger of equals. Dismissing it as a matter of misunderstood semantics, FNB Corporation President and CEO Bill Heath defends the transaction as a merger: "VFG will be the acquirer and we will be the acquired. At the end of the day, FNB shareholders will own 52 percent of the transaction. And the day after, we're all one company."

Ed Barham, president and CEO of VFG, who will be the CEO of the new company, says this is not an acquisition: "First of all, the acquired would not own 52 percent of the other bank's stock. The acquired bank owns stock in the acquirer's name. In this case, what they would own is stock in the new company."

Bill Rakes: 'Almost everybody assumes that a corporation is being run properly and that the directors are going to do the right thing, so getting them to read the material and to think about what is really going on is pretty hard to do'

Virginia Tech's Vittorio Bonomo, Ph.D. is a professor of finance specializing in banking. He has been involved in financial economics for over 40 years. A successful businessman and economic consultant, he was hired by the shareholders' committee "to perform an economic analysis to assist FNB shareholders in evaluating the merits of the proposal."

Although he's been a customer of FNB for 35 years, Bonomo owns no stock in the company and says he's not planning on billing for the analysis. His report clearly deems the proposed transaction "a transfer of control over all current resources and operations of FNB to a combined entity to be controlled by the current management of VFG."

As one who has studied thousands of similar transactions, he defines this one as a takeover: "You don't want to give up control. It's a big mistake. Control is being sold to a group designated by VFG. You can't call it any other way."

VFG's stock price dropped 10 percent more than FNB's over the last year, indicating less investor confidence, says Bonomo. And VFG's management is rated lower, according to respected published ratings, he says. Therefore, VFG's stock is deemed more risky. Add to that the risk of banking in unfamiliar territory. "To me that's a recipe for disaster," he says.

Yet organizers of the transaction maintain that it is a MOE that has the potential to do more as a "joint venture." They want to use VFG stock as currency rather than paying a premium for FNB stock, as is typical for "takeovers" like this, where control is relinquished in the way Bonomo believes is happening with VFG and FNB. The offering is a trade in VFG stock at a swap ratio of 1.5:1 — a dollar value of $32.75 per share of FNB, a mere 75 cents over the stock's value at the time of the proposed merger.

Stock value

Consultants like Davenport and Co. and other finance advisors estimate compensation for a transfer of control for banking operations the size of FNB at a level of 2.7 times its book value. Book value at the time the transaction was approved by the FNB board was $24.20 per share or $65.34 (2.7 x $24.20). Bonomo says a conservative estimate is at least $45, not 75 cents, which is what essentially shareholders will get if this transaction goes through.

Imagine you were Kendall Clay, a Radford attorney, former chairman of the board and longtime FNB bank board member with a master's degree in economics and a significant shareholder. Clay doesn't believe that selling the bank should even be a consideration at this point. "We do not want the bank sold," he says.

He and other members of the dissident shareholders' committee believe the bank has been declining under current management. The shareholders' committee wants to install new management and replace board members as necessary. They hope to win the proxy battle. A win represents half of the 7.4 million outstanding shares plus one voting against the merger.

Clay says the shareholders' committee has plans for the

See LISTEN, Page 10

BLUE RIDGE BUSINESS JOURNAL • NOVEMBER 19, 2007 9

RELEVANT QUOTES

MANAGEMENT	SHAREHOLDERS COMMITTEE

•        Smoot[l] (has been promised chairmanship of new bank board)

•        the real appreciation will come when the bank gets bought out

•        Barham[3](CEO of VFG)

•        I think the future for us is in new markets

•        top growth priorities are new markets in & beyond Virginia

•        plans to use FNB’s deposit base to fund loans in higher-growth markets in the state

•        Davenport[4] (investment banker employed by management)

•        potential sellers with excellent returns and growth prospects may create more value for shareholders by remaining independent

•        the company is not under any compulsion to enter into any transaction

•        Bonomo[2] (economist employed by Shareholders Committee)

•        the proposed transaction is a “transfer of control” over all current resources and operations of FNB to a combined entity to be controlled by the current management of VFG

•        you don’t want to give up control. It’s a big mistake. Control is being sold to a group designated by VFG. You can’t call it any other way

•        stock prices indicate a lack of investment confidence in VFG. VFG’s management is rated lower according to respected public ratings. VFG’s stock is deemed more risky over time as an independent entity

•        add to that the risk of banking in unfamiliar territory. To me that’s a recipe for disaster

•        there is a substantial deficiency in what would be reasonably considered adequate compensation to FNB shareholders

•        Muth[5] (of First Horizon Nat. Corp.’s FTN Midwest Sec. Corp.)

•        when you have a great deposit franchise you can be an extremely profitable franchise whether or not you’re growing at some blistering rate that you see up in Northern Virginia

•        Medlin[6] (Managing Director, Carson Medlin Co.)

•        FNB is a premium franchise. It’s almost 30 offices, 1.5 billion dollars and 100 years old. That’s a trophy franchise and trophy franchises don’t come along very often. The owners deserve a high premium for the company.

[1]	Long, Michelle B., “Who’s Listening to the Shareholders?”, Blue Ridge Business Journal, November 19, 2007.

[2]	Ibid. and Bonomo, Vittorio, PhD, “Economic Analysis of Proposal by FNB-VFG Merger”, October 6, 2007.

[3]	Mullins, Luke, “CEO: Va. Deal a Springboard for Expansion”, American Banker, July 30, 2007.

[4]	Davenport & Company, LLC, “Board Presentation”, February 22, 2007, and Davenport & Company, LLC, “Board Presentation”, June 13, 2007.

[5]	Mullins, Luke, “CEO: Va. Deal a Springboard for Expansion”, American Banker, July 30, 2007.

[6]	Mullins, Luke, “A Merger of Equals? Not Quite: FNB Group, American Banker, October 12, 2007.

POINTS TO CONSIDER

“FNB Corporation management has termed the deal with Virginia Financial Group a merger of equals. However, the press release to the Associated Press on July 26, 2007 from Virginia Financial Group states ‘it will buy rival FNB Corp for about $240 million.’ Under the agreement, the FNB shareholders will receive 1.5850 shares of Virginia Financial Group common stock. This is a purchase. In accounting terms, the assets of FNB will be recorded on the books of VFGI as assets owned by VFGI. Upon consummation of the FNB acquisition, FNB will no longer exist. This is not a merger.”

Robert L. Blake, Certified Public Accountant,
Blake and Moody, LLC

“Those who would benefit directly from the consummation of the proposed transaction have argued that this would not be a transfer of control over FNB resources and operations to VFG since the combined entity would have a larger number of shares owned by former FNB shareholders than by existing VFG shareholders. That doesn’t matter because the board of directors and executive management control a company. In this proposal, all of the key officers of VFG will stay in place – CEO, COO, and CFO – and VFG will control the board. It is stated that, for a period of three years, the board will be ‘balanced’ with an equal number of directors from FNB and from VFG. However, it must be noted that Mr. Heath will go on the board as one of the FNB representatives, but he will be employed by VFG, maintain his office in Culpeper or Charlottesville, report to the CEO, and, for all significant purposes, will be a VFG director. Thus, from day one, VFG will continue with its CEO, COO and CFO, and will have a majority of the reconstituted board.”

Dr. Vittorio Bonomo, Associate Professor of
Finance, Virginia Tech

“Look at the figures. The strike price was $32.43 based on a multiple of 1.585 on July 26, 2007 when this deal was first announced. VFGI’s price of $14.99 on December 28, 2007 would be only $23.76 – a deficit of $8.67 per share from the original strike price.”

Gill R. Roseberry, Former CFO,
Salem Bank & Trust Co.
(which was acquired by FNB Corporation)